January 4, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the following Registrants and we reported on the 2003 and 2004 financial statements of the Registrants, on the dates indicated.

Registrant	Date of Auditors Report
PDC-2003-A Limited Partnership	April 15, 2005
PDC-2003-B Limited Partnership	April 19, 2005
PDC-2003-C Limited Partnership	April 19, 2005
PDC-2003-D Limited Partnership	April 19, 2005

We were previously principal accountants for the following Registrants and we reported on the 2004 financial statements of the Registrants, on the dates indicated.

Registrant	Date of Auditors Report

PDC-2004-B Limited Partnership	April 15, 2005
PDC-2004-C Limited Partnership	April 15, 2005
PDC-2004-D Limited Partnership	April 19, 2005

We were previously principal accountants for the following Registrants and we reported on the 2005 financial statements of the Registrants, on the dates indicated.

Registrant	Date of Auditors Report
PDC-2005-A Limited Partnership	July 20, 2006
PDC-2005-B Limited Partnership	July 20, 2006
Rockies Region Private Limited Partnership	April 27, 2006

We were previously principal accountants for the PDC-2004-A Limited Partnership and we reported on the 2004 and 2005 financial statements on November 22, 2006.

On December 28, 2007, we were dismissed.  We have read the Registrants' statements included under Item 4.01(a) of its Form 8-K dated January 4, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants' statements that the decision to change accountants was recommended by Petroleum Development Corporation (“PDC”), the managing general partner of the Registrants, and approved by the audit committee of the board of directors of PDC.

Very truly yours,

/s/ KPMG LLP
KPMG LLP